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                                                                    EXHIBIT 10.6

           FIRST AMENDMENT TO SEPARATION AGREEMENT AND GENERAL RELEASE

      THIS FIRST AMENDMENT (the "AMENDMENT") TO SEPARATION AGREEMENT AND GENERAL RELEASE by and between Halsey Drug Co., Inc. (the "CORPORATION") and Michael K. Reicher ("REICHER"), dated September 18, 2003 (the "SEPARATION AGREEMENT"), is dated December 4, 2003.

                                    RECITALS

A. The Company and Reicher entered into the Separation Agreement providing the terms of Reicher's termination of employment with the Company.

B. Under the terms of the Separation Agreement, the Company agreed, inter alia, (i) to make a termination payment to Reicher in the amount of $400,000 in the form of a note bearing interest at 6% per annum and maturing on July 16, 2006 (the "Note"), (ii) to pay Reicher $7,260.30 representing his earned and unused vacation for the calendar year 2003,
      (iii) to reimburse Reicher for attorneys' fees incurred by Reicher in connection with the Separation Agreement, not to exceed $6,000, and (iv) to continue Reicher's health insurance coverage and certain other benefits for the period of twenty four (24) months commencing on June 16, 2003.

C. On or about November 6, 2003, Reicher filed a Complaint in Illinois Circuit Court of the 17th Judicial Circuit (the "Court") seeking to enforce the Separation Agreement The ("Complaint").

D. The Company is in default of the Note by failing to make the first installment due under the Note on October 16, 2003 and the Company has represented to Reicher that it will not have the ability to fulfill its obligations under the Note or the Separation Agreement and has requested Reicher to renegotiate and forgive a portion of the indebtedness and obligations.

E. The Company has represented to Reicher that the negotiations and debt forgiveness is necessary for the Company to reorganize so it can continue operations and access new capital.

F. The parties desire to enter into this Amendment, inter alia, to settle in full the Company's payment obligations to Reicher under the Separation Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth herein, the Company and Reicher hereby agree as follows:

      1. Reicher agrees to compromise the monetary payments due him under the terms of the Separation Agreement. Reicher agrees to accept, and the Company agrees to pay to Reicher, the amount of $162,789.64 as and for full satisfaction of the Company's obligations as set forth in Paragraph B of the Recitals as well as any other monetary obligations of the Company under the Separation Agreement,

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            except for medical coverage as set forth in Paragraph 2 below. The payment shall be payable on the date of execution of this Amendment.

      2. Section 3(b) of the Separation Agreement is hereby deleted in its entirety and replaced with the following:

                  "For the period commencing on the Termination Date and ending on March 31, 2004, EMPLOYER shall continue EMPLOYEE's medical insurance coverage at its full and complete expense."

      3. The Promissory Note, dated September 18, 2003, in the principal amount of $400,000, issued by the Company in favor of Reicher pursuant to Section 3(a) of the Separation Agreement is, upon receipt of the payment required by Paragraph 1 hereof, fully satisfied. Reicher agrees to return such Promissory Note to the Company upon receipt of the payment. Reicher further waives and releases the Company from any and all interest and fees which may have accrued under the said Promissory Note including, without limitation, in connection with any default by the Company thereunder.

      4. In the event that (i) a petition is filed by or against the Company, with any court of competent jurisdiction, seeking reorganization or liquidation of the Company under the United States Bankruptcy Code, as amended (the "CODE"), (ii) such court determines that the payment to Reicher set forth in Paragraph 1 of this Amendment is deemed a "preference" under the Code, and (iii) Reicher is required to pay and pays to the Bankruptcy Trustee the amount of such payment, the amendments set forth in Paragraphs 1 through 3 of this Amendment shall be deemed null and void and Reicher's claim for the amounts provided in the Separation Agreement, without giving effect to this Amendment, shall be deemed reinstated in full.

      5. Reicher hereby consents to, and agrees to execute such documents as shall be necessary to effect, any and all amendments to, waivers of and releases from any and all restrictions set forth in, the Debenture and Warrant Purchase Agreement dated March 10, 1998, by and among the Company and certain signatories thereto and any and all documents executed in connection therewith, including, without limitation, the 5% Convertible Senior Secured Debentures issued thereunder (the "Debentures"), each as amended through the date hereof, which consents, waivers and releases may be required so as to (a) facilitate the purchase by certain investors of the promissory notes issued by the Company to Watson Pharmaceuticals, Inc., including the succession by such investors to the priority liens securing the Company's obligations under such promissory notes, and (b) allow the Company to obtain working capital financing to fund operations through 2004. Such consents, waivers and releases shall include, without limitation (i) waivers of lien, indebtedness, registration rights, transfer and other contractual restrictions,
            (ii) release and/or subordination of liens on Company and subsidiary assets, and (iii) conversion of the Debentures into equity of the Company; provided, however, that in each case (x) the holders of a majority in the

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            principal amount of the Debentures shall provide the same consents, waivers and releases as is requested of Reicher, and (y) each of the holders of the Debentures, in their capacity as Debenture holders, shall be treated, in all material respects, substantially identical.

      6. Reicher shall execute and file with the Court within ten (10) days of the date hereof an appropriate order or stipulation voluntarily dismissing the Complaint with prejudice, and shall provide a filed copy to Halsey. Such dismissal shall not affect Reicher's right under this Amendment.

      7. The Company hereby represents that it is currently engaged in negotiations with other unsecured creditors seeking to obtain payment reductions of the Company's outstanding obligations due to such creditors. As part of such negotiations the Company is seeking payment concessions which are consistent in all material respects in magnitude with the revised payment terms set forth in this Amendment.

      8. The Company and Reicher agree that, except as expressly modified herein, all provisions of the Separation Agreement shall remain in full force and effect.

      9. This Amendment may be executed in two or more facsimile counterparts, each of which shall be deemed an original but all of which shall constitute the same Amendment.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

                                               HALSEY DRUG CO., INC.

                                               By: /s/ Andrew D. Reddick
                                                   -----------------------------
                                               Name:  Andrew D. Reddick
                                               Title: President and Chief
                                                      Executive Officer

                                               /s/ Michael K. Reicher
                                               ---------------------------------
                                               MICHAEL K. REICHER

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